Exhibit 99.2

The following are excerpts from a press release issued by Tyson Foods, Inc., dated May 8, 2017.

Fiscal 2017 Guidance

•	Acquisition of AdvancePierre Foods Holdings, Inc. expected to close during the third quarter of fiscal 2017

“We are concentrating on growing our protein-packed brands as demonstrated by our announcements two weeks ago of our intended merger with AdvancePierre Foods and the expected sale of some non-protein businesses. We plan to grow Tyson Foods and fuel that growth with next generation manufacturing capabilities focused on fresh and convenient foods that consumers demand across both retail and foodservice channels.

Acquisition – On April 25, 2017, we entered into a definitive merger agreement to acquire all of the outstanding shares of AdvancePierre Foods Holdings, Inc. (AdvancePierre) for $40.25 per share in cash, or approximately $3.2 billion, and assume $1.1 billion of AdvancePierre's gross debt. Upon closing the transaction, we expect to retire all of AdvancePierre's debt as part of our permanent financing of the acquisition. The transaction is expected to close during our third quarter of fiscal 2017, subject to a tender offer process, customary regulatory approvals, and the satisfaction of other closing conditions. We expect the majority of AdvancePierre's results will be included in the Prepared Foods segment.

Prepared Foods – Given the expected timing of the closing of the sale of our Sara Lee® Frozen Bakery, Kettle and Van’s® businesses, we do not anticipate these transactions having a significant impact on our fiscal 2017 Prepared Foods results. Additionally, we anticipate the AdvancePierre acquisition will add $1.7 billion in revenues in fiscal 2018. We expect to realize cost synergies of approximately $200 million, to be realized within three years, from combining our Prepared Foods business with AdvancePierre. Cost synergies are expected to come from manufacturing footprint, procurement efficiencies and distribution network consolidation as well as addressing redundant sales and marketing functions and duplicative corporate overhead at the combined companies. We currently expect input costs to be flat for fiscal 2017 as compared to fiscal 2016. For fiscal 2017, we now expect operating margins to approximate 9% as we invest in some of our facilities to enable operational improvements and cost efficiencies as well as invest in innovation and growth of our brands. We will continue to evaluate our normalized range as we close the sale of the three non-protein businesses and integrate AdvancePierre.

Other – Other includes our foreign operations related to raising and processing live chickens in China and India, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect Other operating loss should be approximately $70 million in fiscal 2017, excluding any merger and integration expense from the acquisition of AdvancePierre.

Sales – Before considering the potential impacts of the AdvancePierre acquisition or the sales of our Sara Lee® Frozen Bakery, Kettle and Van’s® businesses, we expect our fiscal

2017 sales to be flat compared to fiscal 2016 as we grow sales volume across each segment, offset by the impact of lower beef prices. Our fiscal 2017 sales may be impacted by the timing of closing these transactions.

Capital Expenditures – We expect capital expenditures to approximate $1 billion for fiscal 2017 and will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

Net Interest Expense – We expect adjusted net interest expense to approximate $275 million for fiscal 2017, which includes estimates regarding the timing and composition of the debt financing and closing of the AdvancePierre acquisition. To the extent the timing or composition changes, the fiscal 2017 net interest expense may be different.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2017, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemic or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended October 1, 2016.

In addition, this communication contains forward-looking statements, including statements regarding the expected consummation of the acquisition of AdvancePierre Foods Holdings, Inc. (“AdvancePierre”), which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition (such as regulatory approval for the transaction and the tender of at least a majority of the outstanding shares of capital stock of AdvancePierre); the possibility that the transaction will not be completed; the impact of general economic, industry, market or political conditions; risks related to the ultimate outcome and results of integrating the operations of Tyson and AdvancePierre; the ultimate outcome of Tyson’s operating strategy applied to AdvancePierre and the ultimate ability to realize synergies; the effects of the business combination on Tyson and AdvancePierre, including on the combined company’s future financial condition, operating results, strategy and plans; and other risks and uncertainties, including those identified in AdvancePierres’ periodic filings, including AdvancePierres’ Annual Report on Form 10-K for the year ended December 31, 2016 and AdvancePierres’ Registration Statement on Form S-1 filed with the U.S. Securities Exchange Commission (“SEC”) on April 5, 2017 and any subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed with the SEC by Tyson and the Solicitation/Recommendation statement on Schedule 14D-9 to be filed by AdvancePierre. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this communication, and neither Tyson nor AdvancePierre undertakes any obligation to update any forward-looking statement except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC. The solicitation and offer to buy AdvancePierre Foods stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, Tyson and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter AdvancePierre Foods will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ADVANCEPIERRE FOODS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ADVANCEPIERRE FOODS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of AdvancePierre Foods stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov. Copies of the documents filed with the SEC by Tyson will be available free of charge on Tyson’s internet website at http://www.tyson.com or by contacting Jon Kathol at Tyson’s Investor Relations Department at (479) 290-4235 or by email at jon.kathol@tyson.com. Copies of the documents filed with the SEC by AdvancePierre Foods will be available free of charge on AdvancePierre Foods’ internet website at http://www.advancepierre.com or by contacting John Morgan at AdvancePierre Foods’ Investor Relations Department at (513) 372-9338 or by email at ir@advancepierre.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, AdvancePierre Foods files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by AdvancePierre Foods at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AdvancePierre Foods’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.